Exhibit 99
TI reports financial results for 1Q10

Conference call on TI website at 4:30 p.m. Central time today
www.ti.com/ir

DALLAS (April 26, 2010) – Texas Instruments Incorporated (TI) (NYSE:TXN) today announced first-quarter revenue of $3.21 billion, net income of $658 million and earnings per share of 52 cents.

“TI invested in new manufacturing capacity for both wafer fabs and assembly/test facilities during the downturn in 2009.  The strategic investments we’ve made over the years are delivering strong growth and market share gains.  This was the fourth quarter of excellent sequential increases, with the combined revenue of our Analog and Embedded Processing businesses setting a new record level,” said Rich Templeton, TI chairman, president and chief executive officer.

“Momentum continues into the second quarter as demand for our products remains strong, and we add more manufacturing capacity to support our customers.  Production output is at an all-time high, and capacity is increasing each quarter in 2010 as we add 200-millimeter equipment purchased last year and as we ramp the industry’s first 300-millimeter Analog facility, from which we will start shipments in the fourth quarter.”

1Q10 financial summary

Amounts are in millions of dollars, except per-share amounts.

	1Q10	1Q09	vs. 1Q09	4Q09	vs. 4Q09
Revenue	$3,205	$2,086	54%	$3,005	7%
Operating profit	$950	$10	9,400%	$875	9%
Net income	$658	$17	3,771%	$655	0%
Earnings per share	$0.52	$0.01	5,100%	$0.52	0%
Cash flow from operations	$710	$251	183%	$1,000	-29%

TI’s operating profit increased compared with the first quarter of 2009 and the prior quarter primarily due to higher gross profit.  Higher gross profit compared with the year-ago quarter included the impact of higher revenue and the benefit associated with higher utilization of manufacturing assets.  In addition, restructuring charges were lower compared with a year ago.

1Q10 segment results
	1Q10	1Q09	vs. 1Q09	4Q09	vs. 4Q09
Analog*:
Revenue	$1,367	$802	70%	$1,263	8%
Operating profit (loss)	$398	$(26)	n/a	$383	4%
Embedded Processing:
Revenue	$440	$316	39%	$412	7%
Operating profit	$73	$2	3,550%	$89	-18%
Wireless*:
Revenue	$717	$563	27%	$758	-5%
Operating profit (loss)	$158	$(22)	n/a	$181	-13%
Other:
Revenue	$681	$405	68%	$572	19%
Operating profit	$321	$56	473%	$222	45%

* All periods have been restated to reflect the transfer of a low-power wireless product line from the Analog segment to the Wireless segment.  During 2009, revenue from this product line was $68 million, and it operated at a loss of $17 million.

Analog:  (includes high-volume analog & logic, high-performance analog and power management products)
•	Compared with a year ago, the increase in revenue was due to growth in all major product areas, especially high-volume analog & logic and power management products.
•	Compared with the prior quarter, the increase in revenue was due to approximately equal gains in all three major product areas.
•	The gains in operating profit compared with both a year ago and the prior quarter were primarily due to higher gross profit.

Embedded Processing:  (includes digital signal processor and microcontroller catalog products that are sold across a wide variety of markets, as well as application-specific products that are used in communications infrastructure and automotive electronics)
•	In both comparisons, revenue growth was primarily due to an increase in revenue from catalog products. Revenue from automotive products also increased from a year ago, although to a lesser extent.
•	Compared with a year ago, the gain in operating profit was due to higher gross profit.
•	Compared with the prior quarter, operating profit declined due to higher operating expenses.

Wireless:  (includes connectivity products, OMAP™ applications processors and baseband products)
•
Compared with a year ago, revenue grew primarily due to strength in connectivity products and applications processors.  Revenue from baseband products also grew from a year ago, although to a lesser extent.

•	Compared with the prior quarter, revenue declined due to seasonally lower baseband revenue.
•	Operating profit increased from a year ago primarily due to higher gross profit and declined from the prior quarter primarily due to lower gross profit.

Other:(includes DLP® products, custom ASIC products, calculators and royalties)
•	Compared with a year ago and the prior quarter, revenue grew due to gains in DLP products, royalties, custom ASIC products and calculators.
•	Operating profit increased from a year ago and from the prior quarter due to higher gross profit.

Restructuring charges were as follows:
	1Q10	1Q09	4Q09
Analog	$4	$40	$6
Embedded Processing	$2	$19	$3
Wireless	$3	$34	$1
Other	$1	$12	$2
Total	$10	$105	$12

1Q10 additional financial information

•	Orders were $3.64 billion, up 66 percent from a year ago and up 12 percent from the prior quarter.

•	Inventory was $1.28 billion at the end of the quarter, up $178 million from a year ago and up $74 million from the prior quarter.

•
Capital expenditures were $219 million in the quarter compared with $43 million a year ago and $436 million in the prior quarter.  Capital expenditures in the quarter were primarily for assembly/test manufacturing equipment, as well as for analog wafer manufacturing equipment.

•	The company used $504 million in the quarter to repurchase 20.6 million shares of its common stock and paid dividends of $149 million.

Outlook

For the second quarter of 2010, TI expects:

•	Revenue: $3.31 – 3.59 billion
•	Earnings per share: $0.56 – 0.64

TI will update its second-quarter outlook on June 8, 2010.

For the full year of 2010, TI continues to expect approximately the following:

•	R&D expense: $1.5 billion
•	Capital expenditures: $0.9 billion
•	Depreciation: $0.9 billion
•	Annual effective tax rate: 31%

The tax rate estimate is based on current tax law and does not assume reinstatement of the federal R&D tax credit, which expired at the end of 2009.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	Mar. 31, 2010	Mar. 31, 2009	Dec. 31, 2009

Revenue	$3,205	$2,086	$3,005
Cost of revenue	1,516	1,280	1,416
Gross profit	1,689	806	1,589
Research and development (R&D)	370	386	355
Selling, general and administrative (SG&A)	359	305	347
Restructuring expense	10	105	12
Operating profit	950	10	875
Other income (expense) net	7	5	6
Income before income taxes	957	15	881
Provision (benefit) for income taxes	299	(2)	226
Net income	$658	$17	$655

Earnings per common share:
Basic	$.53	$.01	$.52
Diluted	$.52	$.01	$.52

Average shares outstanding (millions):
Basic	1,233	1,275	1,243
Diluted	1,246	1,277	1,257

Cash dividends declared per share of common stock	$.12	$.11	$.12

Percentage of revenue:
Gross profit	52.7%	38.6%	52.9%
R&D	11.5%	18.5%	11.8%
SG&A	11.2%	14.6%	11.5%
Operating profit	29.7%	0.5%	29.1%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Mar. 31, 2010	Mar. 31, 2009	Dec. 31, 2009
Assets
Current assets:
Cash and cash equivalents	$1,217	$1,436	$1,182
Short-term investments	1,574	990	1,743
Accounts receivable, net of allowances of ($20), ($20) and ($23)	1,526	1,125	1,277
Raw materials	95	77	93
Work in process	812	712	758
Finished goods	369	309	351
Inventories	1,276	1,098	1,202
Deferred income taxes	556	676	546
Prepaid expenses and other current assets	174	207	164
Total current assets	6,323	5,532	6,114
Property, plant and equipment at cost	6,763	7,030	6,705
Less accumulated depreciation	(3,601)	(3,915)	(3,547)
Property, plant and equipment, net	3,162	3,115	3,158
Long-term investments	641	645	637
Goodwill	926	912	926
Acquisition-related intangibles	111	120	124
Deferred income taxes	893	967	926
Capitalized software licenses, net	219	160	119
Overfunded retirement plans	54	17	64
Other assets	41	52	51
Total assets	$12,370	$11,520	$12,119

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$556	$326	$503
Accrued expenses and other liabilities	756	907	841
Income taxes payable	317	21	128
Accrued profit sharing and retirement	90	33	115
Total current liabilities	1,719	1,287	1,587
Underfunded retirement plans	425	608	425
Deferred income taxes	68	61	67
Deferred credits and other liabilities	353	354	318
Total liabilities	2,565	2,310	2,397
Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: Mar. 31, 2010 -- 1,739,818,725; Mar. 31, 2009 -- 1,739,723,261; Dec. 31, 2009 -- 1,739,811,721	1,740	1,740	1,740
Paid-in capital	1,095	1,020	1,086
Retained earnings	22,573	21,043	22,066
Less treasury common stock at cost: Shares: Mar. 31, 2010 -- 517,592,342; Mar. 31, 2009 -- 466,270,151; Dec. 31, 2009 -- 499,693,704	(14,976)	(13,852)	(14,549)
Accumulated other comprehensive income (loss), net of taxes	(627)	(741)	(621)
Total stockholders’ equity	9,805	9,210	9,722
Total liabilities and stockholders’ equity	$12,370	$11,520	$12,119

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	Mar. 31, 2010	Mar. 31, 2009	Dec. 31, 2009
Cash flows from operating activities:
Net income	$658	$17	$655
Adjustments to net income:
Depreciation	211	230	210
Stock-based compensation	47	50	44
Amortization of acquisition-related intangibles	13	10	14
Deferred income taxes	(11)	3	66
Increase (decrease) from changes in:
Accounts receivable	(251)	(218)	156
Inventories	(74)	279	(86)
Prepaid expenses and other current assets	(10)	8	11
Accounts payable and accrued expenses	(66)	(119)	(53)
Income taxes payable	203	49	(18)
Accrued profit sharing and retirement	(23)	(97)	27
Other	13	39	(26)
Net cash provided by operating activities	710	251	1,000

Cash flows from investing activities:
Additions to property, plant and equipment	(219)	(43)	(436)
Purchases of short-term investments	(599)	(220)	(831)
Sales and maturities of short-term investments	768	729	618
Purchases of long-term investments	(2)	(2)	(4)
Redemptions and sales of long-term investments	1	3	2
Acquisitions, net of cash acquired	--	(104)	--
Net cash (used in) provided by investing activities	(51)	363	(651)

Cash flows from financing activities:
Dividends paid	(149)	(141)	(149)
Sales and other common stock transactions	29	18	38
Excess tax benefit from share-based payments	--	--	1
Stock repurchases	(504)	(101)	(351)
Net cash used in financing activities	(624)	(224)	(461)

Net increase (decrease) in cash and cash equivalents	35	390	(112)
Cash and cash equivalents, beginning of period	1,182	1,046	1,294
Cash and cash equivalents, end of period	$1,217	$1,436	$1,182

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Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, entertainment electronics and computing;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•
Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	The ability of TI and its customers and suppliers to access their bank accounts and lines of credit or otherwise access the capital markets;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of the Company's most recent Form 10-K.  The forward-looking statements included in this release are made only as of the date of this release, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments

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